                                                                     Exhibit 5.1

                             PORTER & HEDGES, L.L.P.
                            700 Louisiana, 35th Floor
                            Houston, Texas 77002-2764
                            Telecopier (713) 228-1331
                            Telephone (713) 226-0600


                                  June 18, 1997


First Bank National Association, Trustee
180 East Fifth Street
St. Paul, Minnesota  55101

Ladies and Gentlemen:

     We have acted as counsel to Allied Waste Industries, Inc., a Delaware corporation ("Allied"), and Allied Waste North America, Inc., a Delaware corporation and a wholly-owned subsidiary of Allied (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of: (i) the issuance by the Company of $525 million aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2006 (the "Notes") pursuant to the Indenture dated December 1, 1996 (the "Indenture"), among the Company, Allied, certain subsidiaries of the Company and Allied, and you, in your capacity as trustee under the Indenture (the "Trustee"); and (ii) the issuance by Allied and certain subsidiaries of the Company and Allied of the Senior Subordinated Guarantee dated December 30, 1997 (the "Senior Subordinated Guarantee") with respect to the obligations of the Company under the Notes.

     In connection with the opinions expressed below, we have examined (i) the certificates of incorporation, bylaws and corporate proceedings of the Company and Allied; (ii) the Indenture; and (iii) the Senior Subordinated Guarantee.

     Based upon such examinations, we are of the opinion that the Notes and the Senior Subordinated Guarantee, when issued, will be: (i) legally issued, fully paid and nonassessable; and (ii) binding obligations of the Company and Allied, respectively, except as may be limited by bankruptcy, insolvency and other law relating to the rights of creditors and law relating to specific performance and other forms of equitable relief that are subject to equitable defenses and judicial authority.

     We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-4, No. 333-22575, and to the reference to our firm under the captioned "Legal Matters" in the prospectus included therein.

                                        Very truly yours,

                                        /s/ PORTER & HEDGES, L.L.P.

                                        PORTER & HEDGES, L.L.P.